EXHIBIT 10-I

COLGATE-PALMOLIVE COMPANY

PERSONNEL & ORGANIZATION COMMITTEE

Action Taken Pursuant to the

Colgate-Palmolive Company 2005 Employee Stock Option Plan and

Colgate-Palmolive Company 1997 Stock Option Plan

By resolution adopted at a meeting held on October 29, 2007, the Personnel & Organization Committee (the “Committee”) of the Board of Directors of Colgate-Palmolive Company (the “Company”), pursuant to the discretion granted to the Committee under Section 5(c) of the Colgate-Palmolive Company 2005 Employee Stock Option Plan and Section 5 of the Colgate-Palmolive Company 1997 Stock Option Plan (collectively, the “Plans”), authorized the following method to pay the exercise price for Stock Options (as such capitalized term and all other capitalized terms used herein without definition are defined in the applicable Plan) in addition to the other permissible methods of payment authorized under the Plans:

Unless otherwise determined by the Committee, at the written request of the holder of Stock Options delivered to the Company together with the notice of exercise of Stock Options required under the applicable Plan, such holder’s obligation to pay the exercise price for the Stock Options being exercised may be settled by the Company’s withholding from the shares of Common Stock subject to the Stock Options sufficient shares to pay such exercise price (based on the Fair Market Value) of the Common Stock on the date such Stock Options are exercised.

Pursuant to the above resolution, Stock Options that have been settled in the manner indicated above shall be counted in full against the total number of shares available for issuance under the applicable Plan, regardless of the number of shares of Common Stock issued upon settlement of such Stock Options.